UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CONTANGO ORE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35770 (Commission File Number)	27-3431051 (I.R.S. Employer Identification No.)

3700 Buffalo Speedway, Suite 925 Houston, Texas (Address of principal executive offices)		77098 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
None.	None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act:
Purchase Rights of Series A Junior Preferred Stock, par value $0.01 per share

EXPLANATORY NOTE
This Form 8-A/A is filed by Contango ORE, Inc., a Delaware corporation (the “Company”) to reflect the expiration of the rights to purchase Series A Junior Preferred Stock (the “Rights”) registered on the Form 8-A filed by the Company on December 21, 2012.
Item 1.	Description of Registrant’s Securities to be Registered.
On September 23, 2020, the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), entered into an Amendment No. 7 (the “Amendment”) to the Company’s Rights Agreement, dated as of December 20, 2012, by and between the Company and the Rights Agent (as amended to date, the “Rights Agreement”).  The Amendment accelerates the expiration date of the Rights Agreement from December 31, 2021 to September 23, 2020, such that, as at the close of business on September 23, 2020, the Rights will expire and no longer be outstanding and the Rights Agreement will terminate and be of no further force or effect.
In connection with the expiration of the Rights and termination of the Rights Agreement, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware on September 23, 2020 (the “Certificate of Elimination”) that, effective upon filing, eliminated from the Company’s Certificate of Incorporation all matters set forth in the Certificate of Designations, Preferences, and Relative Rights and Limitations of Series A Junior Preferred Stock with respect to the Series A Junior Preferred Stock (the “Preferred Stock”), and returned the Preferred Stock to authorized but undesignated shares of the Company’s preferred stock. No shares of Preferred Stock were issued or outstanding at the time of the filing of the Certificate of Elimination.
The foregoing description of the Amendment and Certificate of Elimination is qualified in its entirety by reference to the Amendment and the Certificate of Elimination, a copy of which are attached hereto as Exhibit 4.8 and Exhibit 4.9, respectively, and are incorporated herein by reference.
Item 2.	Exhibits.
Exhibit No.	Description
3.1
Certificate of Incorporation of Contango ORE, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Company’s Registration Statement on Form 10, filed with the Securities and Exchange Commission on November 26, 2010).

3.2
Bylaws of Contango ORE, Inc. (incorporated by reference to Exhibit 3.2 to the Amendment No. 2 to the Company’s Registration Statement on Form 10, filed with the Securities and Exchange Commission on November 26, 2010).

4.1	Rights Agreement, dated as of December 20, 2012, between Contango ORE, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Current Report to the Company’s Form 8-K, filed with the Securities and Exchange Commission on December 21, 2012).

4.2
Amendment No. 1 to Rights Agreement, dated as of March 21, 2013, between Contango ORE, Inc. and Computershare Trust Company, N.A., as Rights Agent. (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on March 25, 2013).

4.3
Amendment No. 2 to Rights Agreement, dated as of September 29, 2014, between Contango ORE, Inc. and Computershare Trust Company, N.A., as Rights Agent. (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on October 2, 2014).

4.4
Amendment No. 3 to Rights Agreement, dated as of December 18, 2014, between Contango ORE, Inc. and Computershare Trust Company, N.A., as Rights Agent. (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on December 18, 2014).

4.5
Amendment No. 4 to Rights Agreement, dated as of November 11, 2015, between Contango ORE, Inc. and Computershare Trust Company, N.A., as Rights Agent. (incorporated by reference to Exhibit 4.7 to the Company’s quarterly report on Form 10-Q for the three months ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015).

4.6
Amendment No. 5 to Rights Agreement, dated as of April 22, 2018, between Contango ORE, Inc. and Computershare Trust Company, N.A., as Rights Agent. (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on April 25, 2018).

4.7
Amendment No. 6 to Rights Agreement, dated as of November 20, 2019, between Contango ORE, Inc. and Computershare Trust Company, N.A., as Rights Agent. (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on November 21, 2019).

4.8
Amendment No. 7 to Rights Agreement, dated as of September 23, 2020, between Contango ORE, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 23, 2020).

4.9
Certificate of Elimination of Series A Junior Preferred Stock of Contango ORE, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 23, 2020).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CONTANGO ORE, INC.

By: /s/ Leah Gaines
Leah Gaines
Vice President and Chief Financial Officer

Dated: September 24, 2020